Exhibit 99.1

Revance Reports Second Quarter 2022 Financial Results,
Provides Corporate Update

–PDUFA date of September 8, 2022 for DaxibotulinumtoxinA for Injection in glabellar lines
–Reinspection of manufacturing facility completed as part of Class II BLA resubmission for DaxibotulinumtoxinA for Injection in glabellar lines
–Second quarter total revenue of $28.4 million, with RHA® Collection revenue of $25.5 million
–Aesthetic accounts across products and services totaled over 4,000 at quarter-end
–Revance launches RHA® Redensity for the treatment of moderate to severe perioral rhytids (lip lines)
–Conference call and webcast today at 4:30 p.m. ET.

NASHVILLE, Tenn., August 9, 2022 - Revance Therapeutics, Inc. (Nasdaq: RVNC), a biotechnology company focused on innovative aesthetic and therapeutic offerings, today reported financial results for the second quarter ended June 30, 2022 and provided a corporate update.

Financial Highlights
•Revenue for the second quarter ended June 30, 2022 was $28.4 million, representing an increase of 51% from $18.8 million for the same period in 2021, primarily due to increased sales of the RHA® Collection of dermal fillers. Revenue for the second quarter included $25.5 million of product revenue from the RHA® Collection of dermal fillers, $1.7 million of collaboration revenue, and $1.2 million of service revenue from the company’s fintech platforms, OPUL™¹ and the legacy HintMD platform. Revenue for the six months ended June 30, 2022 was $53.6 million compared to $32.1 million for the same period in 2021.

•Selling, general and administrative (SG&A) expenses for the three months and six months ended June 30, 2022 were $47.8 million and $92.9 million compared to $50.6 million and $99.6 million, respectively, for the same periods in 2021, presented in accordance with U.S. generally accepted accounting principles (“GAAP”). The quarterly decrease was primarily due to cash preservation and expense management initiatives. Excluding depreciation, amortization and stock-based compensation, non-GAAP

SG&A expenses were $40.3 million and $76.1 million, respectively, for the three and six months ended June 30, 2022.

•Research and development (R&D) expenses for the three and six months ended June 30, 2022 were $24.9 million and $55.6 million compared to $29.4 million and $56.7 million, respectively, for the same periods in 2021. The quarterly decrease was primarily due to lower clinical trial and regulatory costs. Excluding depreciation, amortization and stock-based compensation, non-GAAP R&D expenses were $21.7 million and $45.7 million, respectively, for the three and six months ended June 30, 2022.

•Total operating expenses for the three and six months ended June 30, 2022 were $86.2 million and $173.7 million compared to $89.1 million and $172.5 million, respectively, for the same periods in 2021. Excluding cost of revenue, depreciation, amortization and stock-based compensation, non-GAAP operating expenses were $62.0 million and $121.8 million, respectively, for the three and six months ended June 30, 2022.

•Net loss for the three and six months ended June 30, 2022 was $61.4 million and $125.8 million, respectively, compared to a net loss of $72.2 million and $143.8 million for the same periods in 2021.

•Cash, cash equivalents and short-term investments as of June 30, 2022 were $233.8 million.

•At-the-Market (ATM) program. As previously announced, the company completed its $125 million ATM program initiated in 2020 during the second quarter of 2022 with the issuance of approximately 1.3 million shares of common stock, generating $22.8 million in net proceeds.

“We are very pleased with our second quarter financial results, highlighted by our best performing quarter for the RHA® Collection and steady account growth across our portfolio. These results not only reflect the continued success of our launch and ability to gain share, but also the resilience of the facial injectables market,” said Mark J. Foley, Chief Executive Officer of Revance. “We expect to continue to build on our commercial success and are excited about the launch of RHA® Redensity, the latest innovation from our RHA® Collection of dermal fillers.”

Foley added, “Importantly, we are looking forward to our September 8th PDUFA date for DaxibotulinumtoxinA of Injection for glabellar lines and I am very appreciative and proud of the team for all of their hard work in supporting the reinspection of our manufacturing facility.”

Second Quarter Highlights and Subsequent Updates

•Regulatory Update on DaxibotulinumtoxinA for Injection for the Treatment of Glabellar lines. On April 21, 2022, the U.S. Food and Drug Administration (FDA) accepted the resubmission of Revance’s BLA for DaxibotulinumtoxinA for Injection for glabellar lines. The FDA provided the company with a Prescription Drug User Fee Act (PDUFA) date for DaxibotulinumtoxinA for Injection for the treatment of glabellar lines set for September 8, 2022 and designated the BLA as a Class 2 resubmission, which has a six-month review period and includes a required reinspection of the company’s manufacturing facility.

The reinspection of the company’s manufacturing facility was completed in July 2022. The company announces today that the corrective and preventive actions completed in response to the five observations from the previous Form 483 that the company received in July 2021 related to its preapproval inspection, were reviewed by the FDA and considered closed. Following the conclusion of the reinspection, the company received a Form 483 on July 15, 2022. The Form 483 included three observations, as summarized below. The company has already provided its responses to these observations within the statutory timeframe and is confident in its responses.

Summary of Form 483 Observations Issued on July 15, 2022
Observations 1 & 2 each relate to an individual development lot.
◦OBSERVATION 1 - Deviations are not always initiated according to Standard Operating Procedures (“SOP”) _xx_xxxx. Specifically, DaxibotulinumtoxinA drug substance (DS) development lot (Dxxxx) was aborted due to a leak in the filtration system, which is the same equipment used for commercial production of DaxibotulinumtoxinA. For this development lot, the SOP was not followed regarding the initiation of a deviation.
◦OBSERVATION 2 - The SOP for operation and cleaning of filtration equipment does not contain adequate information to ensure consistent process performance. Specifically, the SOP requires the performance of either clean-in-place (CIP), steam-in-place or storage in a basic solution within 7 days of CIP. Development lot (Dxxxx) failed to follow the existing SOP.
◦OBSERVATION 3 - The redundant site for storage of the working cell bank was not added to the BLA.

•RHA® Collection revenue of $25.5 million, the company’s best performing quarter since launch. RHA® Collection revenue for the second quarter increased 50% from the same period in 2021, driven by new account growth and increased account productivity. The number of aesthetic accounts across the RHA®

Collection and the company’s fintech platform continued to increase steadily and totaled over 4,000 at the end of the second quarter.

•Revance launches RHA® Redensity, the first and only FDA-approved dermal filler for both superficial dermal, and dermal injection of dynamic perioral rhytids (lip lines) in adults aged 22 years or older. Revance announces today that RHA® Redensity is now available, following the completion of an early training and education program (PrevU), initiated in July 2022. RHA® Redensity is the latest advancement to hyaluronic acid dermal filler technology and the newest addition to the RHA® Collection, which already includes RHA® 2, 3 and 4. During PrevU, the product received high injector and consumer satisfaction ratings in the treatment of lip lines while preserving natural facial expressions. Revance’s partner, Teoxane SA, is also currently evaluating RHA® Redensity in a clinical trial for the correction of infraorbital hollows (tear troughs), for a potential label expansion.

•Gross payment volume (GPV) for fintech platforms totaled $166 million for the second quarter. Payment processing volume is a key performance indicator for the company’s fintech platforms, which includes OPUL™ and the legacy HintMD platform. Revance defines GPV as the total dollar amount of all transactions processed in the period through OPUL™ and HintMD, net of refunds. GPV for the company’s fintech platforms was $166.0 million for the second quarter of 2022, representing a 23.2% increase from the same period in 2021, driven by new account growth. GPV for the trailing-twelve months ended June 30, 2022 totaled over $600 million.

•Presented data on DaxibotulinumtoxinA for Injection at the 2022 TOXINS International Conference in July. Revance presented data that demonstrated the differentiated performance profile of DaxibotulinumtoxinA for Injection as part of its commitment to the advancement of research of neurotoxins in both aesthetic and therapeutic indications. The posters included new data demonstrating the enhancement of membrane binding of the core neurotoxin of BoNT/A by RTP004, Revance’s novel, excipient peptide, and clinical data from the ASPEN-1 and SAKURA 3 trials.

2022 Financial Outlook

Revance expects 2022 GAAP operating expenses to be $375 million to $400 million and non-GAAP operating expenses, which exclude costs of revenue, depreciation, amortization and stock-based compensation to be $260 million to $280 million. Revance expects 2022 non-GAAP research and development expense to be $100 million to $110 million. With the current cash, cash equivalents and short-term investments of $233.8 million, management projects that the company is funded into 2024, with an additional $100 million in notes available under the company’s note purchase agreement, subject to the FDA approval of DaxibotulinumtoxinA for Injection for glabellar lines.

Conference Call

Revance will host a corresponding conference call and a live webcast at 1:30 p.m. PT / 4:30 p.m. ET on August 9, 2022 to discuss the results and provide a business update. Individuals interested in listening to the conference call may do so by registering via the webcast link in the investor relations section of the company's website at: www.revance.com.

To access the call by phone, please use this registration link (https://register.vevent.com/register/BI5012858a10354c2680b255a7bd1c852c), and you will be provided with dial in details. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time. A webcast replay will be available in the investor relations section on the company's website for 90 days following the completion of the call.

1. Fintech platform refers to the OPUL™ Relational Commerce Platform and the company’s legacy HintMD Platform. The company is in the process of migrating existing HintMD customers to the OPUL™ platform.

About Revance
Revance is a commercial stage biotechnology company focused on innovative aesthetic and therapeutic offerings, including its next-generation, long-acting neuromodulator product, DaxibotulinumtoxinA for Injection. Revance has successfully completed Phase 3 clinical programs for DaxibotulinumtoxinA for Injection in glabellar (frown) lines, for which the company is currently pursuing U.S. regulatory approval, and in cervical dystonia. Revance is also evaluating DaxibotulinumtoxinA for Injection in adult upper limb spasticity. Revance owns a unique portfolio of premium products and services for U.S. aesthetics practices, including the exclusive U.S. distribution rights to the RHA® Collection of dermal fillers, the first and only range of FDA-approved fillers for correction of dynamic facial wrinkles and folds, and the OPUL™ Relational Commerce Platform. Revance has also partnered with Viatris (formerly Mylan N.V.) to develop a biosimilar to BOTOX®, which if approved, would be the first and only generic biosimilar to Botox® and Botox® Cosmetic. For more information or to join our team visit us at www.revance.com.

“Revance Therapeutics” and the Revance logo are registered trademarks of Revance Therapeutics, Inc.
Resilient Hyaluronic Acid® and RHA® are trademarks of TEOXANE SA.
BOTOX® is a registered trademark of Allergan, Inc.

Forward Looking Statements
Any statements in this press release that are not statements of historical fact, including statements related to our 2022 financial outlook, future expenses, expected cash runway and financial performance; our PDUFA date, our confidence in our responses to the FDA observations and our ability to address deficiencies identified by the FDA and obtain regulatory approval of DaxibotulinumtoxinA for Injection in glabellar lines; our ability to obtain, and the timing relating to regulatory submissions and approvals with respect to our drug product candidates; the RHA® Redensity launch; the potential label expansion of RHA® Redensity; the safety, efficacy and duration of DaxibotulinumtoxinA for Injection; development of a biosimilar to BOTOX® with our partner, Viatris; our business strategy, timeline and other goals, plans and prospects, including our commercialization plans; the potential benefits of our drug product candidates and our technologies, including DaxibotulinumtoxinA for Injection, the RHA® Collection of dermal fillers and the fintech platform; the extent to which our products and services are considered differentiated; and the market for and growth potential of aesthetic accounts, OPUL™, the RHA® Collection of dermal fillers and our dug product candidates, if approved, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance, events, circumstances or achievements reflected in the forward-looking statements will ever be achieved or occur.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from our expectations. These risks and uncertainties relate, but are not limited to: the results, timing, costs, and completion of our research and development activities and regulatory approvals, our ability to remediate deficiencies identified by the FDA and obtain FDA approval of the BLA for DaxibotulinumtoxinA for Injection for glabellar lines, including as a result of observations made by the FDA during the site inspection or other reasons; our ability to obtain funding for our operations; the timing of capital expenditures; the accuracy of our estimates regarding expenses, future revenues, capital requirements, our financial performance and the economics of DaxibotulinumtoxinA for Injection, the RHA® Collection of dermal fillers and OPUL™; the impact of the COVID-19 pandemic on our manufacturing operations, supply chain, end user demand for our products and services, the aesthetics market, commercialization efforts, business operations, regulatory meetings, inspections and approvals, clinical trials and other aspects of our business and on the market; our ability and the ability of our partners to manufacture supplies for our product candidates and to acquire supplies of the RHA® Collection of dermal fillers; the uncertain clinical development process; the risk that clinical trials may not have an effective design or generate positive results or that positive results would assure regulatory approval or commercial success; the applicability of clinical study results to actual outcomes; the rate and degree of economic benefit, safety, efficacy, commercial acceptance, market, competition and/or size and growth potential of the RHA®

Collection of dermal fillers, OPUL™ and our drug product candidates, if approved; our ability to continue to successfully commercialize the RHA® Collection of dermal fillers and OPUL™ and our ability to successfully commercialize DaxibotulinumtoxinA for Injection, if approved, and the timing and cost of commercialization activities; the proper training and administration of our products by physicians and medical staff; our ability to expand sales and marketing capabilities; the status of commercial collaborations; changes in and failures to comply with privacy and data protection laws; our ability to effectively manage our expanded operations in connection with the acquisition of Hint, Inc; the profitability of and our ability to scale OPUL™, the features and functionalities and benefits to practices and patients of OPUL™; interruptions or performance problems associated with HintMD or OPUL™; our ability to continue obtaining and maintaining intellectual property protection for our drug product candidates; the cost and our ability to defend ourselves in product liability, intellectual property, class action or other lawsuits; the volatility of our stock price; and other risks. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in our periodic filings with the Securities and Exchange Commission (SEC), including factors described in the section entitled "Risks Factors" on our Form 10-K filed with the SEC on February 28, 2022 and including, without limitation, our Form 10-Q for the quarter ended June 30, 2022, expected to be filed with the SEC on August 9, 2022. The forward-looking statements in this press release speak only as of the date hereof. We disclaim any obligation to update these forward-looking statements.

Use of Non-GAAP Financial Measures
Revance has presented certain non-GAAP financial measures in this release. This release and the reconciliation tables included herein include non-GAAP selling, general and administrative expenses, which excludes depreciation, amortization and stock-based compensation; non-GAAP R&D expense, which excludes depreciation, amortization and non-cash stock-based compensation; and total non-GAAP operating expense, which excludes costs of revenue, depreciation, amortization and stock-based compensation. Revance excludes costs of revenue, depreciation, amortization and stock-based compensation because management believes the exclusion of these items is helpful to investors to evaluate Revance's recurring operational performance. Revance management uses these non-GAAP financial measures to monitor and evaluate its operating results and trends on an on-going basis, and internally for operating, budgeting and financial planning purposes. The non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for or superior to GAAP results.

Certain non-GAAP measures included in this release were not reconciled to the comparable GAAP financial measures because the GAAP measures are not accessible on a forward-looking basis. The company is unable to reconcile these forward-looking non-GAAP financial measures to the most directly comparable GAAP measures without unreasonable efforts because the company is currently unable to predict with a reasonable degree of certainty the type and extent of certain items that would be expected to impact GAAP measures for these periods but would not impact the non-GAAP measures. Such items include costs of revenue, depreciation, amortization, and stock-based compensation. The unavailable information could have a significant impact on the company’s GAAP financial results.

REVANCE THERAPEUTICS, INC.
Condensed Consolidated Balance Sheets
(In thousands, except share and per share amounts)
(Unaudited)

	June 30,	December 31,
	2022	2021
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$69,418	$110,623
Short-term investments	164,397	114,448
Accounts receivable, net	5,590	3,348
Inventories	13,600	10,154
Prepaid expenses and other current assets	7,940	7,544
Total current assets	260,945	246,117
Property and equipment, net	22,595	24,661
Goodwill	146,964	146,964
Intangible assets, net	47,022	55,334
Operating lease right-of-use assets	41,802	44,340
Finance lease right-of-use asset	17,398	—
Restricted cash	5,921	5,046
Other non-current assets	19,236	8,701
TOTAL ASSETS	$561,883	$531,163
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts payable	$13,272	$10,603
Accruals and other current liabilities	27,469	39,558
Deferred revenue, current	10,665	9,362
Finance lease liability, current	17,720	—
Operating lease liabilities, current	4,975	4,746
Derivative liability	3,125	3,020
Total current liabilities	77,226	67,289
Debt, non-current	378,383	280,635
Deferred revenue, non-current	69,605	74,152
Operating lease liabilities, non-current	36,613	39,131
Other non-current liabilities	2,687	1,485
TOTAL LIABILITIES	564,514	462,692
STOCKHOLDERS’ EQUITY (DEFICIT)
Convertible preferred stock, par value $0.001 per share — 5,000,000 shares authorized, and no shares issued and outstanding as of June 30, 2022 and December 31, 2021	—	—
Common stock, par value $0.001 per share — 190,000,000 shares authorized both as of June 30, 2022 and December 31, 2021; 73,123,363 and 71,584,057 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	73	72
Additional paid-in capital	1,521,411	1,466,369
Accumulated other comprehensive loss	(386)	(18)
Accumulated deficit	(1,523,729)	(1,397,952)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(2,631)	68,471
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$561,883	$531,163

REVANCE THERAPEUTICS, INC.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue:
Product revenue	$25,483	$17,039	$46,320	$28,686
Collaboration revenue	1,659	1,394	5,227	2,905
Service revenue	1,226	371	2,082	512
Total revenue	28,368	18,804	53,629	32,103
Operating expenses:
Cost of product revenue (exclusive of amortization)	8,121	5,409	15,449	9,626
Cost of service revenue (exclusive of amortization)	1,402	17	1,967	17
Selling, general and administrative	47,847	50,598	92,922	99,603
Research and development	24,913	29,441	55,642	56,692
Amortization	3,927	3,676	7,712	6,514
Total operating expenses	86,210	89,141	173,692	172,452
Loss from operations	(57,842)	(70,337)	(120,063)	(140,349)
Interest income	619	85	695	182
Interest expense	(3,874)	(1,569)	(5,805)	(3,129)
Changes in fair value of derivative liability	(61)	(19)	(105)	(78)
Other expense, net	(277)	(357)	(499)	(462)
Net loss	(61,435)	(72,197)	(125,777)	(143,836)
Unrealized loss	(327)	(2)	(368)	(2)
Comprehensive loss	$(61,762)	$(72,199)	$(126,145)	$(143,838)
Basic and diluted net loss	$(61,435)	$(72,197)	$(125,777)	$(143,836)
Basic and diluted net loss per share	$(0.88)	$(1.07)	$(1.82)	$(2.15)
Basic and diluted weighted-average number of shares used in computing net loss per share	70,061,457	67,462,413	69,202,062	67,051,902

REVANCE THERAPEUTICS, INC.
Reconciliation of GAAP SG&A Expense to Non-GAAP SG&A Expense
(In thousands)
(Unaudited)

	Three Months Ended	Six Months Ended
	June 30, 2022	June 30, 2022
SG&A expense:
GAAP SG&A expense	$47,847	$92,922
Adjustments:
Stock-based compensation	(6,528)	(14,692)
Depreciation and amortization	(1,018)	(2,152)
Non-GAAP SG&A expense	$40,301	$76,078

REVANCE THERAPEUTICS, INC.
Reconciliation of GAAP R&D Expense to Non-GAAP R&D Expense
(In thousands)
(Unaudited)

	Three Months Ended	Six Months Ended
	June 30, 2022	June 30, 2022
R&D expense:
GAAP R&D expense	$24,913	$55,642
Adjustments:
Stock-based compensation	(2,735)	(8,934)
Depreciation and amortization	(506)	(963)
Non-GAAP R&D expense	$21,672	$45,745

REVANCE THERAPEUTICS, INC.
Reconciliation of GAAP Operating Expense to Non-GAAP Operating Expense
(In thousands)
(Unaudited)

	Three Months Ended	Six Months Ended
	June 30, 2022	June 30, 2022
Operating expense:
GAAP operating expense	$86,210	$173,692
Adjustments:
Stock-based compensation	(9,263)	(23,626)
Depreciation and amortization	(5,451)	(10,827)
Costs of revenue (exclusive of amortization)	(9,523)	(17,416)
Non-GAAP operating expense	$61,973	$121,823

Investors
Revance Therapeutics, Inc.:
Jessica Serra, 626-589-1007
Jessica.serra@revance.com
or
Gilmartin Group, LLC.:
Laurence Watts, 619-916-7620
laurence@gilmartinir.com

Media
Revance Therapeutics, Inc.:
Sara J. Fahy
Media@revance.com

Source: Revance Therapeutics, Inc.